Exhibit 99

Colgate Announces 3rd Quarter Results and New Global Growth and Efficiency Program for Sustained Growth

NEW YORK--(BUSINESS WIRE)--October 25, 2012--Colgate-Palmolive Company (NYSE:CL) today reported worldwide Net sales of $4,332 million in third quarter 2012, a decrease of 1.0% versus third quarter 2011. Global unit volume grew 2.0%, pricing increased 3.0% and foreign exchange was negative 6.0%. Organic sales (Net sales excluding foreign exchange, acquisitions and divestments) grew 5.0%.

Net income and Diluted earnings per share in third quarter 2012 were $654 million and $1.36, respectively. Net income and Diluted earnings per share in third quarter 2011 were $643 million and $1.31, respectively. Net income in third quarter 2012 and 2011 included $7 million ($0.02 per diluted share) and $133 million ($0.27 per diluted share), respectively, of aftertax charges resulting from the implementation of the previously disclosed business realignment and other cost-saving initiatives and costs associated with the sale of land in Mexico. Net income in third quarter 2011 also included an aftertax gain of $135 million ($0.27 per diluted share) from the sale of the Company’s non-core laundry detergent business in Colombia.

Excluding the above noted items in both periods, Net income in third quarter 2012 was $661 million, an increase of 3% versus third quarter 2011, and Diluted earnings per share in third quarter 2012 was $1.38, an increase of 5% versus third quarter 2011.

Gross profit margin was 58.4% in third quarter 2012 versus 56.2% in the year ago quarter. Excluding the above noted items in both periods, Gross profit margin was 58.6% in third quarter 2012, an increase of 180 basis points versus the year ago quarter, as higher pricing and cost savings from the Company’s funding-the-growth initiatives more than offset the impact of increases in raw and packaging material costs and negative foreign exchange transaction costs.

Selling, general and administrative expenses were 34.6% of Net sales in third quarter 2012 versus 34.0% in third quarter 2011, as worldwide advertising spending increased 1% versus the year ago quarter to $453 million. Advertising as a percent to sales increased 20 basis points to 10.5% from 10.3% in third quarter 2011.

Operating profit decreased 1% to $1,027 million in third quarter 2012 compared to $1,035 million in third quarter 2011. Excluding the above noted items in both periods, Operating profit increased 3% to $1,037 million.

Net cash provided by operations year to date was $2,133 million compared to $2,057 million in the comparable 2011 period. Net cash provided by operations for 2012 includes higher income tax payments, higher payments related to business realignment and other cost-saving initiatives and the payment for the previously disclosed competition law matter in France related to a divested detergent business, and lower voluntary benefit plan contributions. Working capital as a percentage of Net sales was 2.2%, up 160 basis points versus the year ago period. This increase was primarily due to the timing of income tax payments and higher accounts receivable.

Ian Cook, Chairman, President and Chief Executive Officer, commented on the results and outlook excluding the 2012 and 2011 items noted above and the costs of the Global Growth and Efficiency Program discussed below, “We are very pleased to have achieved another quarter of strong profitability with gross profit margin, operating profit margin and net income as a percent to sales all increasing versus year ago, despite an intense competitive environment and challenging macroeconomic conditions worldwide.

“Our growth momentum continued on the top line as well, with organic sales increasing a healthy 5.0% during the quarter, led by the emerging markets where organic sales grew a robust 9.5%.

“We are delighted that gross profit margin increased by 180 basis points during the quarter, the largest expansion we have seen in ten quarters. This allowed for higher advertising spending behind Colgate’s brands both in absolute dollars and as a percent to sales, which drove market share gains around the world.

“Colgate’s global market shares in toothpaste and manual toothbrushes are both at record highs year to date. Colgate’s share of the global toothpaste market strengthened to 44.9% year to date, up 0.6 share points versus year ago. Our global leadership in manual toothbrushes also strengthened during the quarter with Colgate’s global market share in that category reaching 32.7% year to date, up 0.8 share points versus year ago.

“Looking ahead, we continue to be sharply focused on our aggressive funding-the-growth programs and our strategic worldwide pricing initiatives. We anticipate that the combined benefits from those programs will continue to help us offset the impact of increases in raw and packaging material costs and the transaction impact of negative foreign exchange, and achieve gross margin expansion in 2012 within our targeted range of 75 to 125 basis points.

“Overall, we continue to expect diluted earnings per share for 2012 to grow at a double-digit rate, on a currency neutral basis. If average exchange rates in the balance of the year were to remain at current spot rates, currency translation would decrease full year diluted earnings per share growth by approximately 6-7%.”

Global Growth and Efficiency Program

Separately, the Company announced a four-year Global Growth and Efficiency Program (the “2012 Restructuring Program”) for sustained growth. The program’s initiatives are expected to help Colgate ensure continued solid worldwide growth in unit volume, organic sales and earnings per share and enhance its global leadership positions in its core businesses.

This four-year Global Growth and Efficiency Program is expected to produce significant benefits in the Company’s long-term business performance. The major objectives of the program include:

  Becoming even stronger on the ground through the continued evolution and expansion of proven global and regional commercial capabilities, which have already been successfully implemented in a number of the Company’s operations around the world.
  Simplifying and standardizing how work gets done by increasing technology enabled collaboration and taking advantage of global data and analytic capabilities, leading to smarter and faster decisions.
  Reducing structural costs to continue to increase the Company’s gross and operating profit.
  Building on Colgate’s current position of strength to enhance its leading market share positions worldwide and ensure sustained sales and earnings growth.

Implementation of the 2012 Restructuring Program is projected to result in cumulative pretax charges, once all phases are approved and implemented, totaling between $1,100 and $1,250 million ($775 and $875 million aftertax), beginning with approximately $110 to $120 million ($90 to $100 million aftertax) in fourth quarter 2012. Savings are projected to be in the range of $365 to $435 million ($275 to $325 million aftertax) annually by the fourth year of the program. The expected savings represent a three to four year cash payback, on average, with a targeted aftertax rate of return exceeding 30%.

Savings in 2013 should approximate $40 to $50 million ($30 to $40 million aftertax) effective in the latter part of the year. The anticipated charges for 2013 are expected to amount to approximately $260 to $310 million ($185 to $220 million aftertax.)

Initiatives under the program will focus on the following three areas:

  Expanding Commercial Hubs – Building on the success of this structure already implemented in several divisions, continue to cluster single-country subsidiaries into more efficient regional hubs, in order to drive smarter and faster decision making, strengthen capabilities available on the ground and improve cost structure.
  Extending Shared Business Services and Streamlining Global Functions – Implementing the Company’s shared service organizational model, already successful in Europe, in all regions of the world. Initially focused on finance and accounting, these shared services will be expanded to additional functional areas to streamline global functions.
  Optimizing Global Supply Chain and Facilities – Continuing to optimize manufacturing efficiencies, global warehouse networks and office locations for greater efficiency, lower cost and speed to bring innovation to market.

It is expected that by the end of 2016, the 2012 Restructuring Program will reduce the Company’s global employee workforce by approximately 6% from the current level of 38,600.

Ian Cook, Chairman, President and Chief Executive Officer commented, “We are living in a fast-changing world with many challenges including slowing economies in many countries. This program will help us to move forward from our current position of strength to continue to deliver sustained, profitable growth over the long-term.

“This initiative offers us the opportunity to expand many of our already successful programs. For example, we have seen extended growth in Latin America where we have been managing the division with regional hubs for many years. Additionally, in Europe, our financial shared service center in Warsaw, Poland has significantly reduced structural costs for the region.

“These positive experiences and our proven track record of implementing a multitude of savings programs and reducing costs year after year give us confidence in the ability of this program to fund even higher levels of investment behind Colgate’s brands and strengthen our overall commercial capabilities around the world.”

Specifically, reinvestment will be focused in the following four areas:

  New Product Innovation and Brand Building – Continuing our strong investment in research and product development to ensure a robust pipeline of new products supported by effective integrated marketing campaigns.
  Enabling Technology and Analytics – Intensify the use of existing and new technologies to enhance planning systems, real-time collaboration and paperless interaction, within the Company and with customers and suppliers, and to enhance analytic capabilities in support of consumer insights, brand management and commercial decision making.
  Digital Engagement – Increasing consumer engagement and loyalty by expanding our web-based capabilities, including mobile and social media and e-commerce.
  Emerging Markets – Seizing the opportunities reflected by this growing consumer base with targeted programs to increase consumer engagement, expand distribution and improve in-store execution.

Mr. Cook concluded, “As we look ahead to 2013, while our global budget process is still in its initial stages, based on the Company’s current growth momentum, our confidence in this new efficiency program in addition to our ongoing funding-the-growth and strategic worldwide pricing efforts, we are planning for a return to our long-term target of double-digit earnings per share growth on a dollar basis and another year of gross margin expansion, excluding charges related to the 2012 Restructuring Program.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results and the announced restructuring program. To access this call as a webcast, please go to Colgate’s web site at http://www.colgatepalmolive.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (18% of Company Sales)

North America Net sales increased 2.5% in third quarter 2012. Unit volume increased 2.0% with 0.5% higher pricing. Organic sales increased 2.5% during the quarter.

Operating profit in North America increased 3% in the third quarter of 2012 to $219 million, or 27.5% of Net sales. This increase in Operating profit was due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was primarily due to higher advertising expenses.

In the U.S., Colgate’s toothpaste market share reached 36.2% year to date, up 1.2 share points versus year ago, driven by strong sales of Colgate Optic White toothpaste. In manual toothbrushes, Colgate’s leading market share reached 37.3% year to date, up 1.8 share points versus year ago, driven by the success of Colgate 360° Optic White, Colgate 360° Sensitive Pro-Relief, Colgate 360° Total Advanced and Colgate Extra Clean manual toothbrushes.

Successful products driving growth in the U.S. in other categories include Colgate Optic White mouthwash, Softsoap brand Pampered Hands Coconut Lime Parfait foaming hand soap, Softsoap brand Citrus Splash & Berry Fusion body wash, Palmolive Soft Touch with Coconut Butter dish liquid, Suavitel Ultra fabric conditioner and Fabuloso Sunset Spice liquid cleaner.

Exciting new products planned for launch in the balance of the year include a special edition of Colgate Max Fresh toothpaste, manual toothbrush and battery toothbrush featuring images of the members of the band One Direction.

Latin America (29% of Company Sales)

Latin America Net sales in third quarter 2012 were even with the year ago period. Unit volume increased 2.5% with 5.5% higher pricing and 8.0% negative foreign exchange. Excluding the divested non-core laundry detergent business in Colombia, Latin America unit volume grew 3.5%. Volume gains in Brazil, Ecuador, Mexico and Central America were partially offset by volume declines in Venezuela. Organic sales for Latin America increased 9.0% during the quarter.

Operating profit in Latin America increased 2% in the third quarter of 2012 to $371 million, or 29.8% of Net sales. This increase in Operating profit was due to an increase in Gross profit, which was partially offset by an increase in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs. This increase in Selling, general and administrative expenses was primarily due to higher overhead expenses, which were partially offset by lower advertising expenses. This increase in overhead expenses was mainly due to negative foreign exchange transaction costs and higher costs due to inflation in Venezuela.

Colgate’s strong leadership in oral care throughout Latin America continued during the quarter with toothpaste market share gains year to date led by Brazil, Central America, Chile and the Dominican Republic. Strong sales of Colgate Luminous White, Colgate Total Pro Gum Health and Colgate Triple Action Extra Whitening toothpastes contributed to growth throughout the region. Colgate strengthened its leadership of the manual toothbrush market throughout the region, driven by strong sales of Colgate 360° Surround, Colgate 360° Luminous White and Colgate Triple Action manual toothbrushes. In mouthwash, Colgate’s year-to-date market share is at a record high in the region with gains driven by Colgate Luminous White mouthwash and the relaunch of Colgate Plax mouthwash.

Products in other categories contributing to market share gains included Protex Vitamin E, Palmolive Naturals Coconut & Cotton and Palmolive Naturals Pomegranate bar soaps, Lady Speed Stick and Speed Stick Naturals & Protect deodorants and the relaunch of Suavitel Magic Moments fabric conditioner.

Europe/South Pacific (20% of Company Sales)

Europe/South Pacific Net sales decreased 11.0% during third quarter 2012. Unit volume decreased 1.5% with 1.0% lower pricing and 8.5% negative foreign exchange. Volume gains in Australia were more than offset by volume declines in Western Europe. Organic sales for Europe/South Pacific decreased 2.5%.

Operating profit in Europe/South Pacific increased 1% in the third quarter of 2012 to $198 million, or 22.9% of Net sales. The increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by savings from the Company’s funding-the-growth initiatives, which were partially offset by lower pricing. This decrease in Selling, general and administrative expenses was driven by lower overhead expenses, which were partially offset by higher advertising expenses.

Colgate strengthened its oral care leadership in the Europe/South Pacific region with toothpaste share gains led by Germany, Sweden, Portugal, Austria, Norway, Croatia and Slovenia. Successful premium products driving share gains include Colgate Total Pro Gum Health, Colgate Sensitive Pro-Relief Enamel Repair, elmex Erosion Protection, Colgate Max White One Fresh and Colgate Max White One Active toothpastes. In the manual toothbrush category, Colgate 360° Max White One and Colgate Total Pro Gum Health manual toothbrushes contributed to growth throughout the region.

Recent premium innovations contributing to strength in other product categories include Colgate Total Pro Gum Health and Colgate Sensitive Pro-Relief mouthwashes, Colgate 360° battery toothbrush, Sanex Zero% shower gel, Palmolive Ayurituel shower gels and liquid hand soaps inspired by ancient Indian Ayurvedic rituals and ingredients known traditionally to help restore the wellbeing of body and mind and Ajax Pure Home liquid cleaner.

Greater Asia/Africa (20% of Company Sales)

Greater Asia/Africa Net sales and unit volume increased 5.0% and 7.5%, respectively, during third quarter 2012. Volume gains were led by India, the Greater China region, Russia, South Africa and Thailand. Pricing increased 4.0% and foreign exchange was negative 6.5%. Organic sales for Greater Asia/Africa increased 11.5%.

Operating profit in Greater Asia/Africa increased 14% in the third quarter of 2012 to $231 million, or 25.8% of Net sales. This increase was mainly a result of an increase in Gross profit as a percentage of Net sales. This increase in Gross profit was due to higher pricing and cost savings from the Company’s funding-the-growth initiatives, partially offset by higher raw and packaging material costs.

Colgate continued its toothpaste leadership in Greater Asia, driven by market share gains in India, China, Malaysia, Singapore and Hong Kong. Successful new products including Colgate Total Pro Gum Health, Colgate Optic White, Darlie Expert White and Colgate Total Advanced Whitening toothpastes contributed to growth throughout the region.

Successful products contributing to growth in other categories in the region include Colgate 360° Surround, Colgate Slim Soft and Colgate Gum Comfort manual toothbrushes, Colgate Plax Fresh Tea and Colgate Plax Fruity Fresh mouthwashes and Protex for Men shower gel.

Hill’s Pet Nutrition (13% of Company Sales)

Hill’s Net sales decreased 1.5% during third quarter 2012. Unit volume decreased 2.5%, pricing increased 4.0% and foreign exchange was negative 3.0%. Volume declines in the U.S., Japan and Europe were partially offset by volume gains in Russia, Canada and South Africa. Hill’s organic sales increased 1.5% during the quarter.

Hill’s Operating profit increased 16% in the third quarter of 2012 to $147 million, or 27.8% of Net sales. This increase in Operating profit was due to an increase in Gross profit and a decrease in Selling, general and administrative expenses, both as a percentage of Net sales. This increase in Gross profit was driven by higher pricing and cost savings from the Company’s funding-the-growth initiatives, which were partially offset by higher raw and packaging material costs. This decrease in Selling, general and administrative expenses was primarily due to lower overhead expenses.

Recent new product introductions contributing to sales in the U.S. include Science Diet Ideal Balance canine and feline, which combine natural ingredients with the power of advanced nutrition in one balanced package, Prescription Diet y/d Feline Thyroid Health, Science Diet Tender Dinners feline and Prescription Diet i/d Canine Low Fat GI Restore, specially formulated to help manage gastrointestinal disorders.

New pet food products contributing to international sales include reformulated Prescription Diet r/d Canine and Feline, the relaunch of Prescription Diet j/d Feline with improved taste, Prescription Diet y/d Feline Thyroid Health, reformulated Science Plan Adult and Mature Adult Canine and Feline with improved taste and the relaunch of Science Plan Nature’s Best with upgraded ingredients and package design.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Substantially all market share data included in this press release is compiled from data as measured by Nielsen.

Explanatory Note Regarding Currency Neutral Estimates

Management’s estimate of earnings per share growth in 2012 on a currency neutral basis eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars. Accordingly, for purposes of estimating earnings per share growth, full year 2012 estimated local currency results, which include the impact of estimated foreign currency transaction gains and losses, are translated into U.S. dollars using 2011 average foreign exchange rates.

Cautionary Statement on Forward-Looking Statements

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth (including on a currency neutral basis), financial goals, the impact of currency devaluations, exchange controls and price controls, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP financial measures used in this earnings release and/or the related webcast:

To supplement Colgate’s Condensed Consolidated Income Statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Worldwide Gross profit, Gross profit margin, Selling, general and administrative expenses, Selling, general and administrative expenses as a percentage of Net sales, Other (income) expense, net, Operating profit, Operating profit margin, Net income attributable to Colgate-Palmolive Company and Diluted earnings per common share are discussed both as reported (on a GAAP basis) and excluding costs associated with various business realignment and other cost-saving initiatives, costs related to the sale of land in Mexico and the gain from the sale of the Company’s non-core laundry detergent business in Colombia (non-GAAP). Management believes these non-GAAP financial measures provide investors with useful supplemental information regarding the performance of the Company’s ongoing operations. See “Non-GAAP Reconciliations” for the three and nine months ended September 30, 2012 and 2011 included with this release for a reconciliation of these financial measures to the related GAAP measures.

This release discusses organic sales growth, which is Net sales growth excluding the impact of foreign exchange, acquisitions and divestments. Management believes this measure provides investors with useful supplemental information regarding the Company’s underlying sales trends by presenting sales growth excluding the external factor of foreign exchange as well as the impact from acquisitions and divestments. See “Geographic Sales Analysis Percentage Changes” for the three and nine months ended September 30, 2012 vs 2011 included with this release for a comparison of organic sales growth to sales growth in accordance with GAAP.

The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows” for the nine months ended September 30, 2012 and 2011 for a comparison of free cash flow before dividends to net cash provided by operations as reported in accordance with GAAP.

(See attached tables for third quarter results.)

	Table 1
Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Three Months Ended September 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$4,332	$4,383

Cost of sales	1,803	1,921

Gross profit	2,529	2,462

Gross profit margin	58.4%	56.2%

Selling, general and administrative expenses	1,501	1,489

Other (income) expense, net	1	(62)

Operating profit	1,027	1,035

Operating profit margin	23.7%	23.6%

Interest expense, net	4	10

Income before income taxes	1,023	1,025

Provision for income taxes	326	349

Effective tax rate	31.9%	34.0%

Net income including noncontrolling interests	697	676

Less: Net income attributable to noncontrolling interests	43	33

Net income attributable to Colgate-Palmolive Company	$654	$643

Earnings per common share
Basic	$1.38	$1.32
Diluted	$1.36	$1.31

Average common shares outstanding
Basic	474.9	486.7
Diluted	479.2	490.5

		Table 2

Colgate-Palmolive Company

Condensed Consolidated Statements of Income

For the Nine Months Ended September 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2012	2011

Net sales	$12,799	$12,562

Cost of sales	5,372	5,365

Gross profit	7,427	7,197

Gross profit margin	58.0%	57.3%

Selling, general and administrative expenses	4,443	4,314

Other (income) expense, net	37	(35)

Operating profit	2,947	2,918

Operating profit margin	23.0%	23.2%

Interest expense, net	20	37

Income before income taxes	2,927	2,881

Provision for income taxes	932	952

Effective tax rate	31.8%	33.0%

Net income including noncontrolling interests	1,995	1,929

Less: Net income attributable to noncontrolling interests	121	88

Net income attributable to Colgate-Palmolive Company	$1,874	$1,841

Earnings per common share
Basic	$3.93	$3.76
Diluted	$3.89	$3.73

Average common shares outstanding
Basic	477.4	489.9
Diluted	481.5	493.4

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of September 30, 2012, December 31, 2011 and September 30, 2011

(Dollars in Millions) (Unaudited)

	September 30,	December 31,	September 30,
	2012	2011	2011

Cash and cash equivalents	$909	$878	$945
Receivables, net	1,857	1,675	1,677
Inventories	1,384	1,327	1,336
Other current assets	611	522	485
Property, plant and equipment, net	3,685	3,668	3,615
Other assets, including goodwill and intangibles	4,978	4,727	4,710
Total assets	$13,424	$12,797	$12,768

Total debt	$5,246	$4,810	$4,757
Other current liabilities	3,397	3,336	3,328
Other non-current liabilities	2,084	2,110	1,813
Total liabilities	10,727	10,256	9,898
Total Colgate-Palmolive Company shareholders' equity	2,507	2,375	2,667
Noncontrolling interests	190	166	203
Total liabilities and shareholders' equity	$13,424	$12,797	$12,768

Supplemental Balance Sheet Information
Debt less cash, cash equivalents and marketable securities*	$4,256	$3,860	$3,740
Working capital % of sales	2.2%	0.7%	0.6%

*	Marketable securities of $81, $72 and $72 as of September 30, 2012, December 31, 2011 and September 30, 2011, respectively, are included in Other current assets.

		Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2012 and 2011

(Dollars in Millions) (Unaudited)

	2012	2011

Operating Activities
Net income including noncontrolling interests	$1,995	$1,929
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operations:
Depreciation and amortization	317	315
Business realignment and other cost-saving initiatives	(35)	130
Gain before tax on sales of non-core product lines	-	(207)
Voluntary benefit plan contributions	(101)	(178)
Stock-based compensation expense	98	102
Deferred income taxes	71	134
Cash effects of changes in:
Receivables	(166)	(127)
Inventories	(48)	(147)
Accounts payable and other accruals	(27)	62
Other non-current assets and liabilities	29	44
Net cash provided by operations	2,133	2,057

Investing Activities
Capital expenditures	(317)	(324)
Sale of property and non-core product lines	38	241
Purchases of marketable securities and investments	(501)	(108)
Proceeds from sale of marketable securities and investments	120	173
Payment for acquisitions, net of cash acquired	(29)	(972)
Other	65	(8)
Net cash used in investing activities	(624)	(998)

Financing Activities
Principal payments on debt	(3,684)	(2,720)
Proceeds from issuance of debt	4,131	4,074
Dividends paid	(951)	(850)
Purchases of treasury shares	(1,344)	(1,386)
Proceeds from exercise of stock options and excess tax benefits	390	316
Net cash used in financing activities	(1,458)	(566)

Effect of exchange rate changes on Cash and cash equivalents	(20)	(38)
Net increase (decrease) in Cash and cash equivalents	31	455
Cash and cash equivalents at beginning of period	878	490
Cash and cash equivalents at end of period	$909	$945

Supplemental Cash Flow Information
Free cash flow before dividends (Net cash provided by operations less capital expenditures)
Net cash provided by operations	$2,133	$2,057
Less: Capital expenditures	(317)	(324)
Free cash flow before dividends	$1,816	$1,733

Income taxes paid	$949	$769

Table 5

Colgate-Palmolive Company

Segment Information

For the Three and Nine Months Ended September 30, 2012 and 2011

(Dollars in Millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales
Oral, Personal and Home Care

North America	$797	$776	$2,310	$2,238
Latin America	1,245	1,243	3,684	3,571
Europe/South Pacific	865	972	2,569	2,661
Greater Asia/Africa	897	855	2,635	2,484

Total Oral, Personal and Home Care	3,804	3,846	11,198	10,954

Pet Nutrition	528	537	1,601	1,608

Total Net sales	$4,332	$4,383	$12,799	$12,562

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating profit
Oral, Personal and Home Care

North America	$219	$213	$598	$599
Latin America	371	364	1,082	1,050
Europe/South Pacific	198	196	560	551
Greater Asia/Africa	231	202	671	604

Total Oral, Personal and Home Care	1,019	975	2,911	2,804

Pet Nutrition	147	127	440	408
Corporate(1)	(139)	(67)	(404)	(294)

Total Operating profit	$1,027	$1,035	$2,947	$2,918

Note:
(1)

Corporate operations include costs related to stock options and restricted stock awards, research and development costs, Corporate overhead costs, restructuring and related implementation costs and gains and losses on sales of non-core product lines and assets.

Corporate Operating profit for the three months ended September 30, 2012 includes costs of $3 associated with global business realignment and other cost-saving initiatives and costs of $7 related to the sale of land in Mexico.

Corporate Operating profit for the nine months ended September 30, 2012 includes costs of $21 associated with global business realignment and other cost-saving initiatives and costs of $20 related to the sale of land in Mexico.

For the three and nine months ended September 30, 2011, Corporate Operating profit included a gain on the sale of the Company's non-core laundry detergent business in Colombia of $207, costs of $168 associated with global business realignment and other cost-saving initiatives and costs of $7 related to the sale of land in Mexico.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Three Months Ended September 30, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	3 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company	(1.0)%	5.0%	2.0%	2.0%	2.0%	3.0%	(6.0)%

Europe/South Pacific	(11.0)%	(2.5)%	(1.5)%	(1.5)%	(1.5)%	(1.0)%	(8.5)%

Latin America (1)	-%	9.0%	2.5%	3.5%	3.5%	5.5%	(8.0)%

Greater Asia/Africa	5.0%	11.5%	7.5%	7.5%	7.5%	4.0%	(6.5)%

Total International	(2.0)%	6.0%	2.5%	3.0%	3.0%	3.0%	(7.5)%

North America	2.5%	2.5%	2.0%	2.0%	2.0%	0.5%	-%

Total CP Products	(1.0)%	5.5%	2.5%	3.0%	3.0%	2.5%	(6.0)%

Hill's	(1.5)%	1.5%	(2.5)%	(2.5)%	(2.5)%	4.0%	(3.0)%

Emerging Markets (2)	1.5%	9.5%	4.5%	5.0%	5.0%	4.5%	(7.5)%

Developed Markets	(4.0)%	-%	(1.0)%	(1.0)%	(1.0)%	1.0%	(4.0)%

Notes:

(1) The Company's non-core laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's non-core laundry detergent business in Colombia on third quarter sales and volume was 1.0% for Latin America.

(2) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 7

Colgate-Palmolive Company

Geographic Sales Analysis Percentage Changes

For the Nine Months Ended September 30, 2012 vs 2011

(Unaudited)

			COMPONENTS OF SALES CHANGE

						Pricing
						Coupons
	Sales	9 Months				Consumer &
	Change	Organic	As Reported	Organic	Ex-Divested	Trade	Foreign
Region	As Reported	Sales Change	Volume	Volume	Volume	Incentives	Exchange

Total Company (1) (2)	2.0%	6.5%	3.5%	3.0%	4.0%	3.5%	(5.0)%

Europe/South Pacific (1)	(3.5)%	(1.0)%	4.5%	0.5%	4.5%	(1.5)%	(6.5)%

Latin America (2)	3.0%	12.5%	3.5%	5.5%	5.5%	7.0%	(7.5)%

Greater Asia/Africa (1)	6.0%	11.5%	7.0%	6.5%	7.0%	5.0%	(6.0)%

Total International	2.0%	8.0%	5.0%	4.5%	5.5%	3.5%	(6.5)%

North America	3.5%	3.5%	2.0%	2.0%	2.0%	1.5%	-%

Total CP Products	2.0%	7.0%	4.5%	4.0%	5.0%	3.0%	(5.5)%

Hill's	(0.5)%	2.0%	(2.5)%	(2.5)%	(2.5)%	4.5%	(2.5)%

Emerging Markets (3)	3.5%	11.5%	4.5%	5.5%	6.0%	6.0%	(7.0)%

Developed Markets	-%	1.5%	2.0%	0.5%	2.0%	1.0%	(3.0)%

Notes:

(1) The Sanex business was acquired on June 20, 2011.
The impact of the Sanex acquisition on nine months sales and volume was 1.0% for the Total Company, 4.0% for Europe/South Pacific and 0.5% for Greater Asia/Africa.

(2) The Company's non-core laundry detergent business in Colombia was sold on July 29, 2011.
The impact of the sale of the Company's non-core laundry detergent business in Colombia on nine months sales and volume was 0.5% for the Total Company and 2.0% for Latin America.

(3) Emerging Markets include Latin America, Greater Asia/Africa (excluding Japan) and Central Europe.

Table 8

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Three Months Ended September 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$2,529	$2,462
Costs related to the sale of land in Mexico	7	-
Business realignment and other cost-saving initiatives	1	28
Gross profit, non-GAAP	$2,537	$2,490

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	58.4%	56.2%	220
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	-	0.6%
Gross profit margin, non-GAAP	58.6%	56.8%	180

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$1,501	$1,489
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	(2)	(5)
Selling, general and administrative expenses, non-GAAP	$1,499	$1,484

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.6%	34.0%	60
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	-	(0.1)%
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.6%	33.9%	70

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$1	$(62)
Costs related to the sale of land in Mexico	-	(7)
Business realignment and other cost-saving initiatives	-	(135)
Gain on sale of non-core laundry detergent business in Colombia	-	207
Other (income) expense, net, non-GAAP	$1	$3

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$1,027	$1,035	(1)%
Costs related to the sale of land in Mexico	7	7
Business realignment and other cost-saving initiatives	3	168
Gain on sale of non-core laundry detergent business in Colombia	-	(207)
Operating profit, non-GAAP	$1,037	$1,003	3%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	23.7%	23.6%	10
Costs related to the sale of land in Mexico	0.1%	0.2%
Business realignment and other cost-saving initiatives	0.1%	3.8%
Gain on sale of non-core laundry detergent business in Colombia	-	(4.7)%
Operating profit margin, non-GAAP	23.9%	22.9%	100

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$654	$643	2%
Costs related to the sale of land in Mexico	5	5
Business realignment and other cost-saving initiatives	2	128
Gain on sale of non-core laundry detergent business in Colombia	-	(135)
Net income attributable to Colgate-Palmolive Company, non-GAAP	$661	$641	3%

Earnings Per Common Share, Diluted (1)	2012	2011	% Change
Earnings per common share, diluted, GAAP	$1.36	$1.31	4%
Costs related to the sale of land in Mexico	0.01	0.01
Business realignment and other cost-saving initiatives	0.01	0.26
Gain on sale of non-core laundry detergent business in Colombia	-	(0.27)
Earnings per common share, diluted, non-GAAP	$1.38	$1.31	5%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

Table 9

Colgate-Palmolive Company

Non-GAAP Reconciliations

For the Nine Months Ended September 30, 2012 and 2011

(Dollars in Millions Except Per Share Amounts) (Unaudited)

Gross Profit	2012	2011
Gross profit, GAAP	$7,427	$7,197
Costs related to the sale of land in Mexico	20	-
Business realignment and other cost-saving initiatives	5	28
Gross profit, non-GAAP	$7,452	$7,225

			Basis Point
Gross Profit Margin	2012	2011	Change
Gross profit margin, GAAP	58.0%	57.3%	70
Costs related to the sale of land in Mexico	0.2%	-
Business realignment and other cost-saving initiatives	-	0.2%
Gross profit margin, non-GAAP	58.2%	57.5%	70

Selling, General and Administrative Expenses	2012	2011
Selling, general and administrative expenses, GAAP	$4,443	$4,314
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	(14)	(5)
Selling, general and administrative expenses, non-GAAP	$4,429	$4,309

			Basis Point
Selling, General and Administrative Expenses as a Percentage of Net Sales	2012	2011	Change
Selling, general and administrative expenses as a percentage of Net sales, GAAP	34.7%	34.3%	40
Costs related to the sale of land in Mexico	-	-
Business realignment and other cost-saving initiatives	(0.1)%	-
Selling, general and administrative expenses as a percentage of Net sales, non-GAAP	34.6%	34.3%	30

Other (Income) Expense, Net	2012	2011
Other (income) expense, net, GAAP	$37	$(35)
Costs related to the sale of land in Mexico	-	(7)
Business realignment and other cost-saving initiatives	(2)	(135)
Gain on sale of non-core laundry detergent business in Colombia	-	207
Other (income) expense, net, non-GAAP	$35	$30

Operating Profit	2012	2011	% Change
Operating profit, GAAP	$2,947	$2,918	1%
Costs related to the sale of land in Mexico	20	7
Business realignment and other cost-saving initiatives	21	168
Gain on sale of non-core laundry detergent business in Colombia	-	(207)
Operating profit, non-GAAP	$2,988	$2,886	4%

			Basis Point
Operating Profit Margin	2012	2011	Change
Operating profit margin, GAAP	23.0%	23.2%	(20)
Costs related to the sale of land in Mexico	0.1%	0.1%
Business realignment and other cost-saving initiatives	0.2%	1.3%
Gain on sale of non-core laundry detergent business in Colombia	-	(1.6)%
Operating profit margin, non-GAAP	23.3%	23.0%	30

Net Income Attributable to Colgate-Palmolive Company	2012	2011	% Change
Net income attributable to Colgate-Palmolive Company, GAAP	$1,874	$1,841	2%
Costs related to the sale of land in Mexico	15	5
Business realignment and other cost-saving initiatives	14	128
Gain on sale of non-core laundry detergent business in Colombia	-	(135)
Net income attributable to Colgate-Palmolive Company, non-GAAP	$1,903	$1,839	3%

Earnings Per Common Share, Diluted (1)	2012	2011	% Change
Earnings per common share, diluted, GAAP	$3.89	$3.73	4%
Costs related to the sale of land in Mexico	0.03	0.01
Business realignment and other cost-saving initiatives	0.03	0.26
Gain on sale of non-core laundry detergent business in Colombia	-	(0.27)
Earnings per common share, diluted, non-GAAP	$3.95	$3.73	6%

(1) The impact of non-GAAP adjustments on the diluted earnings per share may not necessarily equal the difference between "GAAP" and "non-GAAP" as a result of rounding.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291